Exhibit 99.1

Workiva President & COO Julie Iskow to Join Cvent Board as New Independent Member

Seasoned Tech Executive brings extensive public company and SaaS experience along with a track record of driving innovation and growth

TYSONS, Va. — April 7, 2022 — Cvent (Nasdaq: CVT), a market-leading meetings, events, and hospitality technology provider, today announced that subject to final board approval, Workiva Inc.’s (NYSE: WK) President, Chief Operating Officer, and board member Julie Iskow, will join the Cvent board of directors and serve as a member of the Audit Committee. Her term will begin on May 18, 2022.

For more than two decades, Ms. Iskow has been an innovative leader in the software-as-a-service (SaaS) space, helping to scale global organizations, expand and enhance their offerings, and position them for long-term success. At Workiva, Ms. Iskow is responsible for Workiva’s global growth strategy and commercial operations, including enterprise-wide product development, platform innovation, sales, marketing, service delivery, and customer and partner success. She has played an instrumental role in elevating the Workiva brand through its innovative approach to data management and transparent reporting, passion for environmental, social and governance initiatives, and deep dedication to its customers and employees. Prior to Workiva, Ms. Iskow was CTO at Medidata Solutions, a leading cloud technology and data platform for life sciences, where she was responsible for developing and executing product and technology strategy.

“Cvent has built an innovative technology platform enabling its customers to capitalize on the new events landscape, and is leading the digital transformation, expanding the opportunity for the Company’s impact,” said Iskow. “I look forward to working with the Cvent leadership team and board to accelerate the company’s next phase of growth and bring increasing value to its customers and users.”

“Julie brings extensive experience in product development, optimizing operations, and scaling enterprise SaaS companies to drive strong, profitable growth, and will be a welcome addition to the Cvent board,” said Cvent CEO & Founder, Reggie Aggarwal. “Her leadership role in advancing Workiva’s cloud-based platform to simplify complex work for thousands of organizations around the world translates well with Cvent’s SaaS platform approach to simplify and transform the meetings and events industry through our technology. The insight Julie brings to our board will help facilitate our continued growth and enable Cvent to thrive in the new events landscape.”

Ms. Iskow is expected to replace current Cvent board member Sanju Bansal, whose term will expire at Cvent’s annual meeting of stockholders on May 18, 2022.

Aggarwal added, “I also want to personally thank Sanju for his many significant contributions to the growth of the company and being an invaluable member of our board, as well as his mentorship, friendship, and deep belief in our people, our customers, and our mission.”

About Cvent

Cvent Holding Corp. (Nasdaq: CVT) is a leading meetings, events, and hospitality technology provider with more than 4,300 employees and nearly 21,000 customers worldwide. Founded in 1999, the company delivers a comprehensive event marketing and management platform and offers a global marketplace where event professionals collaborate with venues to create engaging, impactful experiences. Cvent is headquartered in Tysons, Virginia, just outside of Washington D.C., and has additional offices around the world to support its growing global customer base. The comprehensive Cvent event marketing and management platform offers software solutions to event organizers and marketers for online event registration, venue selection, event marketing and management, virtual and onsite solutions, and attendee engagement. Cvent’s suite of products automate and simplify the entire event management process and maximize the impact of in-person, virtual, and hybrid events. Hotels and venues use Cvent’s supplier and venue solutions to win more group and corporate travel business through Cvent’s sourcing platforms. Cvent solutions optimize the entire event management value chain and have enabled clients around the world to manage millions of meetings and events. For more information, please visit Cvent.com, or connect with us on Facebook, Twitter or LinkedIn.

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